Exhibit 5.1

1271 Avenue of the Americas | New York, NY 10020

blankrome.com

September 20, 2023

The Board of Directors

bioAffinity Technologies, Inc.

22211 W. Interstate 10, Suite 1206

San Antonio, Texas 78257

Ladies and Gentlemen:

This opinion is being furnished to you in connection with the Registration Statement on Form S-1 filed on the date hereof (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration by bioAffinity Technologies, Inc., a Delaware corporation (the “Company”), of the Company’s securities consisting of: (i) 3,086,419 units (each, a “Unit,” collectively, the “Units”), with each Unit consisting of one share (each, a “Share, collectively, the “Shares”) of common stock, par value $0.007 per share (the “Common Stock”) and a warrant to purchase one share of Common Stock (each, a “Warrant, collectively, the “Warrants”); (ii) 3,086,419 shares of Common Stock underlying the Warrants (the “Warrant Shares”); (iii) warrants (the “Representative’s Warrants”) to purchase 61,728 shares of Common Stock of the Company to be issued to the Representative (as defined below) of the several Underwriters (as defined below) as additional compensation pursuant to the Underwriting Agreement (as defined below); and (iv) 61,728 shares of Common Stock issuable upon exercise of the Representative’s Warrants (the “Representative’s Warrant Shares”). The Units, the Shares, the Warrants, the Representative’s Warrants and the Representative’s Warrant Shares are collectively referred to as the “Securities.” The Securities are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and between the Company and WallachBeth Capital, LLC, as representative (the “Representative”) of the several underwriters named therein (the “Underwriters”), the form of which will be filed as Exhibit 1.1 to the Registration Statement.

In our capacity as counsel to the Company, we have examined the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostat copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

With regard to our opinions concerning the Warrants and Representative’s Warrants constituting valid and binding obligations of the Company:

1.	Our opinions are subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

2.	Our opinions are subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

3.	We express no opinion as to any provision of the Warrants or Representative’s Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, (g) relating to indemnification by the Company; or (h) provides that provisions of the Warrants and Representative’s Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

The Board of Directors

bioAffinity Technologies, Inc.

September 20, 2023

4.	We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Warrants or Representative’s Warrants.

Based upon the foregoing, it is our opinion that:

1.	The Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

2.	The Warrants, when executed and delivered by the Company in accordance with and in the manner described in the Registration Statement, the Underwriting Agreement and the Warrant Agent Agreement, will constitute a legal, valid and binding agreement of the Company.

3.	The Warrant Shares have been duly authorized for issuance and, when issued and sold by the Company and delivered by the Company, upon valid exercise thereof and against receipt of the exercise price therefor, in accordance with and in the manner described in the Registration Statement, the Underwriting Agreement and the Warrants, will be validly issued, fully paid and non-assessable.

4.	The Representative’s Warrants, when executed and delivered by the Company in accordance with and in the manner described in the Registration Statement and the Underwriting Agreement, will constitute a legal, valid and binding agreement of the Company.

5.	The Representative’s Warrant Shares have been duly authorized for issuance and, when issued and sold by the Company and delivered by the Company, upon valid exercise thereof and against receipt of the exercise price therefor, in accordance with and in the manner described in the Registration Statement, the Underwriting Agreement and the Representative’s Warrants, will be validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. This opinion is limited to the laws of the State of Delaware as in effect on the date hereof and as to the Representative’s Warrants constituting valid and legally binding obligations of the Company, the laws of the State of New York as in effect on the date hereof and we express no opinion with respect to the laws of any other jurisdiction. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the use of our name as your counsel under “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP
BLANK ROME LLP